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                                                                      EXHIBIT 23






                           HENRY L. CREEL CO., INC.
                          Certified Public Accountant
                                (216) 491-0800
                              FAX (216) 491-0803

August 13, 2001


To Whom It May Concern:

The Firm of Henry L. Creel Co., Inc., Certified Public Accountant consents to the inclusion of my report of June 30, 2001, on the Financial Statements for AuGRID of Nevada, Inc., for the inception date of March 1, 1998 through June 30, 2001 in any filings that are necessary now or in the near future to be filed with the U. S. Securities and Exchange Commission.


Respectfully,

/s/ Henry L. Creel

Henry L. Creel, CPA
















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